February 9, 2006

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline: Longview, Washington

Contact: R. H. Wollenberg
President and Chief Executive Officer
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY REPORTS FINANCIAL RESULTS OF
NOVEMBER-DECEMBER 2005 TRANSITION PERIOD

LONGVIEW, Wash., February 9, 2006 - Longview Fibre Company (NYSE:LFB) today announced financial results for the November-December 2005 transition period. The company is reporting its results for this transition period as a result of the change in the company's fiscal year end, effective in 2006, from October 31 to December 31 in connection with its planned conversion to a Real Estate Investment Trust (REIT) expected to be effective January 1, 2006.

November-December 2005 Compared with the November-December 2004
Sales in the two-month period ended December 31, 2005 were $143.5 million compared with sales of $145.8 million for the same two-month period of 2004. The company reported a net loss of $5.9 million, or $0.11 per share, compared with net income of $3.2 million, or $0.06 per share, for the comparable prior year period. Operating profit for the 2005 transition period totaled $2.1 million compared with $10.9 million in the comparable period of 2004, and cash provided by operations totaled $10.8 million compared with $22.4 million.
Selling, administrative and general expenses totaled $17.6 million in the 2005 transition period compared with $14.2 million in comparable period of 2004. The higher expenses included consulting and advisory costs associated with the company’s ERP implementation, Sarbanes-Oxley compliance and REIT conversion. Capital expenditures, including timberland acquisitions, during the transition period were $8.1 million, compared with $7.7 million in the comparable prior year period.
In December 2005, the company entered into an agreement for a new 5-year, $400 million senior secured credit facility, and the company used term-loan drawings under the new credit facility prior to year-end to repay all $54.0 million of outstanding borrowings under the company's previous credit facility and to prepay all $124.5 million of the company's then-outstanding senior notes. The company recorded a $5.5 million charge during the 2005 transition period related primarily to this early extinguishment of debt. At December 31, 2005, the company’s total borrowed debt was $428.9 million, compared with $416.9 million at October 31, 2005.
R. H. Wollenberg, President and Chief Executive Officer, said, “Our November-December results reflect low seasonal utilization levels in our manufacturing operations due to scheduled holiday and maintenance shutdowns. On a positive note, pricing improved from fourth quarter 2005 in most of our manufacturing markets and is poised to improve further following price increases scheduled to take effect in the first quarter of 2006.”
Mr. Wollenberg concluded, “We expect our timber segment to remain our most stable source of income and cash flow and foresee solid demand for our Longview mill with the prospect of improving prices for kraft paper and our converted products. Our operational teams will continue to focus on managing inventory, energy and freight costs in order to continue generating strong cash flow.”

Timber
Timber segment sales in the two-month period ended December 31, 2005 increased 3.1 percent to $27.4 million from $26.6 million in the comparable period of 2004. Timber segment operating profit totaled $14.3 million in November-December 2005, an increase of 13.3 percent compared with operating profit of $12.6 million for the same period in 2004. Total logging costs for the 2005 transition period increased 7.2 percent on a year-over-year basis, primarily due to higher fuel costs, partially offset by a 19.6 percent reduction in depletion costs due to harvest location.
Log sales in the two-month period ended December 31, 2005 increased 2.2 percent compared to the corresponding period in 2004, reflecting a 9.4 percent increase in weighted-average log prices partially offset by a 6.6 percent decrease in log volume. Domestic log sales declined 9.9 percent in November-December 2005 compared to the same period in 2004, reflecting a 16.5 percent volume decrease offset, in part, by a 7.9 percent increase in average prices. Export log sales increased 72.9 percent in the two-month period ended December 31, 2005 compared to the corresponding period in 2004, driven by 67.6 percent higher volume and a 3.2 percent increase in average prices. The increase in export log sales resulted from the timing of export shipments. The company’s 2006 timber harvest plan is consistent with a sales target of approximately 250-260 million board feet for the year.
Lumber sales of $3.6 million during the 2005 transition period were up 8.9 percent compared with the comparable two-month period in 2004 as a 13.6 percent increase in average prices was partially offset by 4.2 percent lower volume.
The company purchased 3,156 acres of timberlands during the transition period, the cost of which is included in capital expenditures. The company also sold 390 acres of timberland in December, recognizing a gain of $1.6 million, which is included in operating profit.

Paper and Paperboard
Combined paper and paperboard sales declined 7.2 percent during the transition period, to $42.1 million from $45.3 million in the comparable period of 2004, as volume declined 4.7 percent and average prices declined 1.8 percent due to change in product mix. The company’s Longview mill operated at approximately 83 percent of capacity in November-December 2005 compared with a utilization rate of 82 percent during the comparable period of 2004 and 90 percent during the three months ended October 31, 2005, based on our revised capacity of ten machines and 3,100 tons per day. The segment experienced an operating loss of $5.9 million in November-December 2005 compared with an operating loss of $1.1 million for the same period of 2004. The biggest factors affecting the period were increased sales of pulp, decreased sales of Kraft paper and increased cost of production. For the 2005 transition period, payroll and energy costs per ton of production increased 6.7 percent and 4.4 percent, respectively, partially offset by 2.1 percent lower fiber costs, relative to the comparable period in 2004.
Kraft paper sales in the 2005 transition period declined 14.6 percent, to $31.1 million from $36.4 million in the prior year period, due to an 18.5 percent lower volume partially offset by 6.0 percent higher average prices. Domestic kraft paper sales in November-December 2005 were lower by 21.1 percent on a 27.0 percent volume decline, partially offset by 8.8 percent higher average prices, relative to the comparable period in 2004. Export paper sales for the 2005 transition period grew 21.8 percent on a year-over-year basis on 24.2 percent higher volume, partially offset by a 0.8 percent decline in average prices.
Paperboard sales in the 2005 transition period increased 22.7 percent to $11.0 million from $9.0 million in the prior year period. Domestic paperboard sales increased 7.9 percent relative to the comparable period in 2004 as volume increased 14.2 percent, offset by average prices which were lower by 10.9 percent. Export paperboard sales increased 32.1 percent in the 2005 transition period relative to the comparable period in 2004, reflecting 36.2 percent higher volume, primarily as a result of increased sales of pulp, and 2.7 percent lower average prices.

Converted Products
Sales in the company’s converted products segment totaled $74.0 million in the 2005 transition period, a slight increase from $73.8 million in the comparable 2004 period. A year-over-year volume increase of 2.1 percent was nearly offset by 1.7 percent lower average prices. The segment recorded an operating loss for the 2005 transition period of $6.3 million, compared with an operating loss of $0.6 million in the comparable 2004 period. The wider operating loss is primarily attributable to lower sales prices, increased SG&A and increased cost of production from the Longview mill.

Investor Conference Call
The company will host a conference call on Thursday, February 9, 2006 at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time) in which management will discuss financial results of the November-December 2005 transition period. Interested investors can access the conference call by dialing 866-383-8003 within the U.S. and Canada, or 617-597-5330 from other locations, passcode 73557674.
A telephone replay of the conference call will be available until midnight February 16, 2006 and can be accessed from the United States and Canada at 888-286-8010, and 617-801-6888 from other locations; passcode 85682605.
This call is being webcast by CCBN and can be accessed at Longview Fibre’s web site at www.longviewfibre.com, where it will remain available through February 9, 2007. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 15 converting plants in 12 states; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those anticipated by the company. The following risks, uncertainties and factors, among others, could cause actual results or events to differ materially from those expressed in the forward-looking statements: the company's ability to achieve its strategies and the results of these strategies; actual log harvest levels and customer and product focus; the company's dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which the company sells products; the company's ability to achieve anticipated improvements in operating results and earnings and expected cost reductions; the company's having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; the company's working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for the company's products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; the company's ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; the company's ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; the company's ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; the company's ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on the company's financial condition and results of operations and the company's competitive position; developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations effecting the company's timber operations; adverse weather conditions; availability of excess cash to pay dividends and existence of contractual limitations on the company's ability to pay dividends; the need to obtain board approval of dividends and other distributions to the company's shareholders, which approval could be granted or withheld based on, among other things, the company's results of operations, cash flow and prospects at the time; unforeseen maintenance on capital assets; unforeseen developments in the company's business; any additional material weaknesses in the company's internal control over financial reporting that may arise or be identified; the company's ability to remediate material weaknesses in its internal control over financial reporting; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the company's REIT election; the company's actual pre-REIT earnings and profits could vary from estimates resulting in a lower or higher shareholder distribution; the company's ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules; and the expected heightened sensitivity of the company's stock price to the level of dividends on its common stock.

The company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change. For additional factors that could impact future results, please see Longview Fibre’s most recent Form 10-K on file with the Securities and Exchange Commission.

(Financial Tables Follow)

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Two months
	Ended December 31
(thousands except per share)	2005	2004
Net sales	$143,546	$145,791
Cost of products sold, including outward freight	125,187	120,993
Gross profit	18,359	24,798
Gain on disposition of capital assets	(1,348)	(354)
Selling, administrative and general expenses	17,644	14,228
Operating profit (loss)	2,063	10,924
Interest income	102	30
Interest expense	(6,200)	(6,111)
Other income (expense)	(5,118)	280
Income (loss) before taxes	(9,153)	5,123
Provision (benefit) before taxes	(3,300)	1,896

Net income (loss)	$(5,853)	$3,227
Per share	$(0.11)	$0.06

Average shares outstanding	51,077	51,077

SEGMENT AND OTHER INFORMATION (Unaudited)

	Two months
	Ended December 31
(thousands)	2005	2004	% CHANGE
Net sales:
Timber	$27,425	$26,613	3.1
Paper and paperboard	42,089	45,346	(7.2)
Converted products	74,032	73,832	0.3
	$143,546	$145,791	(1.5)
Operating profit (loss):
Timber	$14,310	$12,633	13.3
Paper and paperboard	(5,903)	(1,075)	-
Converted products	(6,344)	(634)	-
	$2,063	$10,924	(81.1)
Sales:
Logs, thousands of board feet	37,874	40,561	(6.6)
Lumber, thousands of board feet	9,675	10,095	(4.2)
Paper, tons	49,096	60,239	(18.5)
Paperboard, tons	32,042	24,873	28.8
Converted products, tons	91,336	89,470	2.1
Logs, $/thousand board feet	$628	$574	9.4
Lumber, $/thousand board feet	377	332	13.6
Paper, $/ton FOB mill equivalent	584	551	6.0
Paperboard, $/ton FOB mill equivalent	333	356	(6.5)
Converted products, $/ton	811	825	(1.7)

Longview Fibre Company Reports November-December Transition Period Results
Page of

CONSOLIDATED BALANCE SHEET

	(Unaudited)
	December 31	October 31
(dollars in thousands except per share)	2005	2005
ASSETS
Current assets:
Cash	$1,608	$-
Accounts and notes receivable	111,514	106,844
Allowance for doubtful accounts	1,000	1,000
Taxes on income, refundable	3,898	3,931
Inventories, at lower cost or market; costs are based on last-in, first-out method except for supplies at current averages
Finished goods	11,757	14,631
Goods in process	11,017	13,476
Raw materials and supplies	42,953	44,003
Other	9,295	9,869
Total current assets	191,042	191,754
Capital assets:
Buildings, machinery and equipment at cost	1,815,044	1,812,933
Accumulated depreciation	1,186,618	1,177,306
Costs to be depreciated in future years	628,426	635,627
Plant sites at cost	3,549	3,549
	631,975	639,176
Timber at cost less depletion	198,462	195,031
Roads at cost less amortization	8,967	9,053
Timberlands at cost	24,807	24,694
	232,236	228,778
Total capital assets	864,211	867,954
Pension and other assets	155,010	151,987
	$1,210,263	$1,211,695

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$5,115	$10,299
Accounts payable	67,064	63,527
Short-term borrowings	-	9,500
Payrolls payable	15,940	15,906
Other taxes payable	6,782	8,541
Total current liabilities	94,901	107,773
Long-term debt	428,918	407,386
Deferred taxes - net	205,698	210,029
Other liabilities	36,677	36,585
Shareholders' equity:
Preferred stock; authorized 2,000,000 shares	-	-
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares	76,615	76,615
Additional paid-in capital	3,306	3,306
Retained earnings	364,148	370,001
Total shareholders' equity	444,069	449,922
	$1,210,263	$1,211,695

Longview Fibre Company Reports November-December Transition Period Results
Page of

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Two Months Ended
	December 31
(thousands)	2005	2004
Cash provided by (used for) operations:
Net income (loss)	$(5,853)	$3,227
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	12,051	11,746
Depletion and amortization	1,078	1,809
Deferred taxes - net	(3,333)	1,757
Gain on disposition of capital assets	(1,348)	(354)
Loss on extinguishment of debt	5,535	-

Change in:
Accounts and notes receivable	(4,670)	4,090
Taxes on income, refundable	33	-
Inventories	6,383	5,900
Other	(424)	(1,125)
Pension and other noncurrent assets	(77)	(415)
Accounts, payrolls and other taxes payable	1,313	(4,377)
Other noncurrent liabilities	92	123
Cash provided by operations	10,780	22,381

Cash provided by (used for) investing:
Additions to: Plant and equipment	(5,153)	(6,006)
Timber and timberlands	(2,932)	(1,727)
Proceeds from sale of capital assets	47	691
Cash used for investing	(8,038)	(7,042)

Cash provided by (used for) financing:
Reduction in long-term debt	(124,500)	(30,000)
Additions to long-term debt	200,032	31
Short-term borrowings, net	(63,500)	23,000
Payable to bank resulting from checks in transit	(5,184)	(6,089)
Accounts payable for construction	499	(16)
Amounts paid for prepayment premiums	(8,481)	-
Cash used for financing	(1,134)	(13,074)

Change in cash position	1,608	2,265
Cash position, beginning of period	-	-
Cash position, end of period	$1,608	$2,265

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$4,957	$5,270
Income taxes	-	-